Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Nick Nottoli Media Relations mediateam@allstate.com	Allister Gobin Investor Relations invrel@allstate.com

Allstate names Christian Lown Chief Financial Officer

NORTHBROOK, Ill., July 14, 2026 – The Allstate Corporation (NYSE: ALL) today announced Christian (Chris) Lown as Executive Vice President and Chief Financial Officer, effective Aug. 3. Lown will report to Tom Wilson, Chair, President and CEO of The Allstate Corporation.

“Chris’s leadership and capital markets expertise will enable us to continue increasing Property-Liability market share and expand protection provided to customers,” said Tom Wilson, who leads Allstate.

“Allstate’s purpose, strategy and execution have led it to be ranked among the world’s best-managed companies,” said Lown. “I am thrilled to be joining this team.”

With more than 25 years of senior leadership experience in finance and capital markets, Lown has led organizations through growth, transformation and complex market environments. He joins Allstate from CoStar Group, where he served as Chief Financial Officer and led finance, investor relations, business development and facilities. He previously served as Chief Financial Officer at Freddie Mac and Navient Corporation, following senior finance roles at Morgan Stanley and UBS.

Lown earned an MBA from the University of Virginia Darden School of Business and a bachelor’s degree in international relations from the University of Lynchburg.

Lown succeeds Jess Merten, who was named President of Property-Liability in October 2025 after serving as Allstate's Chief Financial Officer. John Dugenske, President, Investments and Corporate Strategy, has served as interim Chief Financial Officer and will continue in that role until Lown joins Allstate.

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About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with affordable, simple and connected protection for autos, homes, electronic devices and identities. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online, and at the workplace. Allstate has more than 212 million policies in force and is widely known for the slogan “You’re in Good Hands with Allstate.” For more information, visit www.allstate.com.